Exhibit 5.1

December 30, 2024

Energous Corporation

3590 North First Street, Suite 210

San Jose, California 95134

Re: Registration Statement on Form S-3 filed by Energous Corporation

Ladies and Gentlemen:

We have acted as counsel to Energous Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale from time to time of up to $7.46 million of shares of common stock of the Company, $0.00001 par value per share (the “Shares”), pursuant to the At The Market Offering Agreement, dated June 21, 2024 (the “Sales Agreement”), between the Company and H.C. Wainwright & Co., LLC. The Shares will be issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-261087), declared effective by the Securities and Exchange Commission (the “Commission”) on December 16, 2021 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus filed as part of the Registration Statement, and the related prospectus supplement dated December 30, 2024 (collectively, the “Prospectus”). The Company has also filed a registration statement on Form S-3 (File No. 333-283819) with the Commission pursuant to the Securities Act on December 13, 2024, which has not been declared effective by the Commission, but extends the eligibility period of the Registration Statement by 180 days pursuant to Rule 415(a)(5)(ii) under the Securities Act.

We have examined the Registration Statement, the Prospectus, the Sales Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of the Shares, (ii) the offering and sale of the Shares in accordance with the Sales Agreement and the Prospectus, and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP